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                                                                   Exhibit 10.70


                           [CNN LOGO AND LETTERHEAD]


                                    AGREEMENT



This agreement when fully executed, shall constitute the understanding and agreement between Cable News Network, Inc. ("CNN") and Diversity Entertainment Television/Atlanta L.L.C. ("DETV/ATL") concerning the broadcast of CNN programming on DETV/ATL's large screen video display located at Underground Atlanta in Atlanta, Georgia (the "Display"). In exchange for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged CNN and DETV/ATL agree as follows:

1. THE PROGRAMMING. CNN will permit DETV/ATL to broadcast CNN Headline News news segments (the "Programming") on the Display in accordance with the Headline News Programming Schedule, attached hereto as Exhibit "A". Nothing in this Agreement shall require CNN to produce programming specifically for DETV/ATL to fulfill its obligations to provide the Programming hereunder.

2. DETERMINATION OF PROGRAMMING CONTENT: COPYRIGHT. CNN shall have absolute and complete discretion, editorial and otherwise, with respect to the content and production of the Programming, all segments included therein and the arrangement of the segments. CNN shall have absolute discretion to determine the frequency with which the Programming shall be updated or otherwise revised, consistent with the parties' mutual objective for the Programming to remain generally current. DETV/ATL agrees and acknowledges that the sole right of copyright in, and all rights of copyright with respect to the Programming shall belong to CNN and DETV/ATL shall not acquire or obtain any copyright or other proprietary or ownership interests therein or thereto by virtue of the exercise by DETV/ATL of the rights granted to it in this Agreement.

3. RESERVATION OF RIGHTS. DETV/ATL acknowledges that no rights are granted to DETV/ATL with respect to the Programming except those rights expressly granted in this Agreement All rights, licenses and interests in, to and with respect to the Programming, the elements and parts thereof and the media of exhibition not specifically granted to DETV/ATL are hereby reserved to CNN. DETV/ATL shall not edit the Programming, remove any portions, or insert any materials in, the Programming whatsoever.

4. FORCE MAJEURE. The transmission of the Programming is also subject to events of force majeure (including, without limitation, fire flood, casualty, lockout, strike, labor condition, unavoidable accident, national calamity, mechanical or other breakdown of electrical or sound equipment, failure or delay on the part of supplier, delay in or lack of transportation, export embargo, riot war, civil commotion, act of God, the act of any legally constituted authority) or any other interruption beyond CNN's reasonable control. In the event that any of the Programming transmission is delayed as a result of the foregoing, CNN shall use commercially reasonable efforts to transmit the Programming as soon as practicable, but shall not be held liable to DETV/ATL for any failure to so transmit the Programming, if CNN has made said commercially reasonable efforts.

5. THE DISPLAY. DETV/ATL shall, at its own cost and expense, pick-up the satellite feed and cause to be broadcast on the Display the Programming and any such "special reports" Programming created by CNN to which the parties may, from time to time, agree. The Programming shall be broadcast on the Display throughout each day along with the Promo Time (see below) and DETV/ATL shall update the Programming each day in accordance with the Headline News Programming Schedule provided in Exhibit "A". CNN shall have the right to prior approval of all Display advertisers which advertise immediately before, during or immediately following the Programming, such approval not to be unreasonably withheld or delayed and to be given or denied

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within 24 business hours (business hours running 8:30am to 5:30pm ET Monday to
Friday, excluding statutory holidays) of receipt by CNN of a request for approval from DETV/ATL. CNN shall approve all graphics, print and other advertisements which may be used by DETV/ATL to advertise the broadcast of CNN Programming on the Display. DETV/ATL warrants that all such programming shall be consistent with DETV/ATL's then current standards and practices and shall not be obscene, or defamatory, or derogatory to or critical of CNN or any officer, director, agent, employee, affiliate, parent or subsidiary of CNN or of any program or publication produced or distributed by CNN or any of the foregoing entities. DETV/ATL shall direct all requests for approval under this Paragraph 5 to the attention of Jacquie Scheider or Danny Sullivan at CNN. A breach by DETV/ATL of this paragraph 5 is a material breach of the contract.

6. CNN ADVERTISING. In exchange for the Programming, DETV/ATL shall broadcast on the Display fifteen and/or thirty second (:15, :30) commercial or identification segments for CNN, produced and supplied by CNN, so that a total of sixty seconds of CNN commercials or identification segments are broadcast on the Display each hour of its operation ("Promo Time"). Without limiting the foregoing, CNN may also display the CNN logo and program identification throughout each segment of CNN Programming. The Promo Time may be used by CNN, its parent, subsidiaries and companies wholly owned by its parent or any division thereof. CNN may not resell or assign the Promo Time to any other third party, however it may utilize the Promo Time where spots involve a third party and include CNN, its parent, subsidiary or any company wholly owned by its parent or any division thereof. Where a spot involves a third party as above contemplated, DETV/ATL shall have the right to approve that promotional spot prior to its broadcast on the Display, such approval not to be unreasonably withheld or delayed and to be given or denied within 24 business hours (business hours running 8:30am to 5:30pm ET Monday to Friday, excluding statutory holidays) of receipt of a request for approval from CNN. CNN shall direct all requests for approval under this Paragraph 6 to the attention of Tyrone Johnson at DEWY/ATL.

7. EXCLUSIVITY. DETV/ATL hereby grants to CNN the exclusive right to provide national and international news programming for broadcast on the Display during the term of this Agreement.

8. PRE-EMPTION. DETV/ATL may pre-empt the broadcast of Programming and Promo Time on the Display, upon the occurrence of any force majeure, as previously defined, or for scheduled maintenance of the Display, or where prior written permission is obtained from CNN.

9. RIGHT OF FIRST REFUSAL. DETV/ATL hereby grants CNN a right of first refusal with respect to the opportunity to provide Programming if DETV/ATL or one of its affiliate or subsidiary companies establishes video displays in locations other than that of Underground Atlanta. DETV/ATL shall give CNN written notice of its intent to operate any such additional display, shall extend to CNN terms and conditions similar to those set forth in this Agreement and CNN shall have sixty
(60) days from the date of receipt of such notice from DETV/ATL to accept such opportunity in writing.

10. TERM. This Agreement shall commence on February 9, 1998 and run through and including February 8, 1999 (the "Term"). Notwithstanding the foregoing, either party may terminate this Agreement for any reason by giving ninety days prior written notice thereof to the other, or immediately upon written notice to the other party in the event the other materially breaches its obligations hereunder and such breach is not cured within ten business days to the reasonable satisfaction of the party giving notice.


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11. INDEMNITY. DETV/ATL shall indemnify, defend and hold CNN and its affiliates, subsidiaries and parent, and their respective officers, directors, agents and employees, harmless from and against any and all loss, cost, claims, damages, liabilities, demands or expenses arising from or incident to DETV/ATL's operation of the Display, except for any claim by a third party relating to the content of the Programming. CNN shall indemnify, defend and hold harmless DETV/ATL and its affiliates, subsidiaries and its parents and their respective officers, directors, agents and employees, harmless from and against any and all loss, cost, claims, damages, liabilities, demands or expenses arising from or incident to the content and production of the Programming except for claims arising as a result of any editing, modification or other unauthorized use of the Programming by any of such indemnities, or the use of the Programming by any of such indemnities other than in accordance with the rights expressly granted to DETV/ATL in this Agreement. Each party may enter into subcontract arrangements to perform their respective duties hereunder; provided, however, that the subcontracting party shall remain responsible for its performance herein and any such subcontract arrangement shall not relieve the subcontracting party of any of its duties or obligations under this Agreement

12. NOTICES. Notices to DETV/ATL shall be made via first class mail, hand delivery, express mail or facsimile to the address shown above. Notices to CNN shall be made via first class mail, hand delivery, express mail or facsimile to the Attention of Jacquie Scheider, Cable News Network, Inc., One CNN Center, Box 105366, Atlanta, GA 30348, with copies of all notices to Turner Broadcasting System, Inc., Attention: Legal Department/CNN Advertising at the foregoing CNN address.

13. HEADINGS. The headings contained in this Agreement are inserted solely for convenience purposes and shall not affect the meaning or construction of this Agreement.

14. MISCELLANEOUS. The terms and conditions of this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements or understandings, whether written or oral, between them concerning same.


A waiver of any breach of this Agreement or of any of the terms or conditions by either party hereto shall not be deemed a waiver of rights of said party to demand strict compliance with the terms hereof. No waiver by a party of any of the terms or conditions of this Agreement in any instance shall be deemed or construed to be a waiver of such term or condition in the future, or of any subsequent breach of said provision or of any other provision in this Agreement. All rights and remedies contained in this Agreement shall be cumulative and shall not limit any other right or remedy to which a party may be entitled.

These terms and conditions will enure to the benefit of, and be binding upon, the parties and their respective successors. Nothing contained herein shall create any association, partnership, or agency or joint venture between the parties. Neither party hereto shall represent itself as the associate, partner, agent or joint venturer of the other in any way whatsoever. This Agreement may not be assigned by DETV/ATL without the prior written consent of CNN.

This Agreement shall be interpreted according to the laws and decisions of the State of Georgia, applicable to agreements made and to be performed therein. The parties agree that the federal courts in the State of Georgia shall have personal jurisdiction over the parties with respect to, and that venue shall be proper in such courts with respect to, and that such courts shall be the exclusive forum for the resolution of any matter or controversy arising from or with respect to this Agreement.

Any of these terms and conditions which are prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be limited in effect to the extent of such prohibition or unenforceability without invalidating the remaining terms and conditions or affecting their validity or enforceability in any other jurisdiction.


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RECOMMENDATION FOR HEADLINE NEWS PROGRAMMING SCHEDULE

                   Headline News     Total
                   Programming       Minutes            Minutes          Minutes
Time               Minutes/Hour      Mon - Fri          Saturday         Sunday
7am                     --               --
7:30am                  15               75
8am                     --               --
8:30am                  15               75
9am                     --               --
9:30am                  --               --
10am                    30              150
10:30am                 --               --
11am                    --               --
11:30am                 --               --
12noon                  --               --                --
12:30pm                 15               75                15              15
1pm                     --               --                --
1:30pm                  --               --                --
2pm                     30              150                30              30
2:30pm                  --               --                --
3pm                     --               --                --
3:30pm                  --               --                --
4pm                     30              150                30              30
4:30pm                  --               --                --
5pm                     --               --                --
5:30pm                  15               75                15              15
6pm                     --               --                --
6:30pm                  15               75                15              15
7pm                     --               --                --
7:30pm                  --               --                --
8pm                     30              150                30              30
8:30pm                  --               --                --
9pm                     --               --                --
9:30pm                  --               --                --
10pm                    30              150                30              30
10:30pm                 --               --                --
11pm                    --               --                --
11:30pm                 --               --                --

                       225            1,125               165             165


                       WEEKLY PROGRAMMING MINUTES = 1,680
                  WEEKLY PROMOTIONAL ADVERTISING MINUTES = *109

                        *Not represented in above chart.
                   Equals one 60 second unit per hour per day.


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If this letter confirms your understanding of the agreement between us, please indicate this by signing where indicated.


                                        Sincerely,

                                        CABLE NEWS NETWORK, INC.


                                        By: /s/  Jacqueline Scheider
                                           -------------------------------------

                                        Its: Director, Domestic Marketing
                                            ------------------------------------

                                        Date:02-09-98
                                             -----------------------------------


CONFIRMED AND AGREED TO:


DIVERSITY ENTERTAINMENT TELEVISION/ATLANTA L.L.C.


By: Tyrone C. Johnson
   -----------------------------------

Its: President & General Manager
    ----------------------------------

Date:  02/12/98
     ---------------------------------


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